Exhibit 10.15(a)

FIRST AMENDMENT TO AGREEMENT OF LEASE

AGREEMENT made as of the 4th day of November, 2004, by and between MMP REALTY, LLC, a Connecticut limited liability company having an address at 7 Finance Drive, Danbury, Connecticut 06810 (“Lessor”) and CENDANT OPERATIONS, INC., a Delaware corporation having a principal place of business at 1 Campus Drive, Parsippany, New Jersey 07054 (“Lessee”).

RECITALS

A. Lessor and Lessee (through its predecessor, HFS Mobility Services, Inc.) are the parties to an Agreement of Lease dated August 11,1997 (the “Lease”), pursuant to which the Lessor has leased the premises known as 40 Apple Ridge Road, Danbury, Connecticut (the “Leased Premises”) to the Lessee.

B. The Lessee has requested that the Lessor construct an addition to the Leased Premises in order to enable the Lessee to move its affiliated operations and employees (the “Affiliate”) currently located at 51-53 Kenosia Avenue, Danbury, Connecticut (the “Kenosia Premises”) to the Leased Premises.

C. In order to accommodate the Lessee’s request, the Lessor requires that the Lease be amended as provided herein. All capitalized terms used, but not defined, herein shall have the meaning ascribed thereto in the Lease.

D. In consideration of the foregoing, the Lessor and Lessee hereby agree to modify the Lease as set froth below.

AGREEMENT

1. The Lessor agrees to construct an approximately 20,000 square foot addition to the Building (the “Addition”) in accordance with the preliminary plans and specifications approved by the Lessee, copies of which are attached hereto as Exhibit A and made a part hereof (the “Addition Plans”). The Lessor shall carry out said work in accordance with the terms of the work letter attached hereto as Exhibit B and made a part hereof, together with the Addition Plans. The work shall be done at the Lessor’s sole cost and expense and the Lessor shall obtain all permits required therefor. The Lessor shall carry out such work in a good and workmanlike manner using new first class materials, in accordance with all applicable laws and regulations, including applicable zoning regulations, and shall use its best efforts to complete said work and obtain a certificate of occupancy for the Addition on or before September 1, 2005 (the actual date of issuance of the certificate of occupancy is referred to herein as the “Addition Occupancy Date”). The Lessor represents that it has obtained the necessary site plan approval from the Danbury Zoning Commission, a copy of which approval is attached hereto as Exhibit C and made a part hereof. Upon completion of the Addition and issuance of the certificate of occupancy, the Addition shall be deemed part of the Building and the Premises subject to the Lease. Once the actual Addition Occupancy Date has been determined, the Lessor and the Lessee shall execute a commencement date agreement memorializing said date.

2. The Lessee agrees that upon receipt of notice from the Lessor of the anticipated Addition Occupancy Date, it will use its best efforts to cause the Affiliate to vacate the Kenosia Premises within thirty (30) days following the date that a certificate of occupancy is actually issued for the Addition. The Lessee acknowledges the importance to the Lessor of the Affiliate vacating the Kenosia Premises, as the Kenosia Premises is owned by an entity controlled by the parties who control the Lessor, and said entity has commitments to other prospective tenants to provide occupancy of the Kenosia Premises on or before September 1,2005; provided, however, that nothing contained herein shall obligate Lessee to vacate the Kenosia Premises earlier than thirty (30) days following the date upon which the certificate of occupancy is actually issued for the Addition. Simultaneously with the execution of this Agreement, the parties controlling or affiliated with the Lessor have signed an agreement in the form attached hereto and made a part hereof as Exhibit D memorializing the terms of this paragraph 2.

3. Notwithstanding the provisions of Section 2 of the Lease to the contrary, the Lessor and the Lessee hereby agree that the Initial Term of the Lease is hereby extended to, but not including, September 1,2015. In addition, the Lessee shall have two consecutive Renewal Terms, each of five (5) years duration. The conditions precedent to the Lessee’s exercise of such Renewal Terms shall be as provided in Section 2.4.

4. The Lessee hereby acknowledges that the current monthly Fixed Rent due and owing under the Lease is Two Hundred Seventy-Three Thousand Six Hundred Seventy-Eight and 75/100 Dollars ($273,678.75). Notwithstanding the provisions of Section 5 of the Lease to the contrary, the Lessor and the Lessee hereby agree that monthly Fixed Rent in said amount ($273,678.75) shall be due and payable through the extended period of the Initial Term, which now ends August 31,2015. Commencing on the Addition Occupancy Date, additional Fixed Rent shall be allocated to the Addition in the amount of Twenty-Eight Thousand One Hundred Fifty and 00/100 Dollars ($28,150.00) per month (pro-rated for any partial month) and shall be due and payable in advance on the first Business Day of each month, continuing until August 31,2015. If the Lessee exercises either of the Renewal Terms, the monthly Fixed Rent due for the entire Premises, including the Addition, during the First Renewal Term shall be Three Hundred Twenty-Two Thousand Six Hundred Seventy-Eight and 75/100 Dollars ($322,678.75) and the monthly Fixed Rent due during the second Renewal Term shall be Three Hundred Forty-Three Thousand Five Hundred Twelve and 08/100 Dollars ($343,512.08).

5. Notwithstanding the provisions of Section 3.2 of the Lease to the contrary, the 60%/40% split between the Lessee and the Lessor of the cost of all Capital Expenses necessary to comply with Lessee’s obligation under Section 3.2, as described therein, shall commence on July 6, 2005 and continue throughout the Initial Term of the Lease, as extended by this Agreement.

6. Except as expressly modified hereby, the terms and conditions of the Lease remain in full force and effect. To the extent the terms of this Agreement are inconsistent with the terms of the Lease, the terms of this Agreement shall control.

7. The Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut.

8. This Agreement shall be binding upon the Lessor and the Lessee and their respective successors and assigns. This Agreement may be executed and delivered in two (2) or more counterparts, all of which counterparts, when taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Lessor and the Lessee have executed this Agreement as of the day and date first above written.

LESSOR:

MMP REALTY, LLC

By:	MMP Management Company, Inc., a Connecticut corporation

	By:	/s/ Melvyn J. Powers
Melvyn J. Powers
Its President

LESSEE:

CENDANT OPERATIONS, INC.

By:	/s/ Frank Galus
	Name:	Frank Galus
	Title:	Vice President

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